Exhibit 99.1

Sight Sciences Reports Fourth Quarter and Full Year 2024 Financial Results and

Initiates Full Year 2025 Financial Guidance

MENLO PARK, Calif., March 5, 2025 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT) ("Sight Sciences" or the "Company"), an eyecare technology company focused on developing and commercializing innovative, interventional technologies that elevate the standard of care, today reported financial results for the fourth quarter and full year ended December 31, 2024 and initiated financial guidance for full year 2025.

Recent Financial Highlights

•
Generated fourth quarter 2024 total revenue of $19.1 million, an increase of 2% compared to the same period in the prior year, and full year 2024 total revenue of $79.9 million, a decrease of 1% compared to full year 2023.
•
Achieved total gross margin of 87% of revenue in the fourth quarter of 2024 compared to 85% of revenue in the same period in the prior year, and full year 2024 total gross margin of 85% of revenue compared to 85% of revenue in full year 2023.
•
Reduced full year 2024 operating expenses to $118.8 million, a $7.6 million, or a 6% decrease compared to full year 2023, and reduced non-GAAP adjusted operating expenses1,2 to $101.3 million for full year 2024, a $9.0 million, or an 8% decrease compared to full year 2023.
•
Reduced cash used in the year ended December 31, 2024 to $17.8 million compared to $46.9 million in the year ended December 31, 2023, or a 62% decrease compared to full year 2023.

Recent Business and Clinical Highlights

•
Announced the publication of a landmark 36-month analysis evaluating the long-term effectiveness of the OMNI® Surgical System in managing primary open-angle glaucoma. This study presented evidence supporting the sustained benefits of standalone OMNI procedures, independent of cataract surgery, including clinically and statistically significant reductions in intraocular pressure through up to 36 months postoperatively, with mean reductions ranging from 5.6 to 7.1 mmHg. The study also reported a statistically significant decrease in eye medication use through 18 months.
•
Announced the publication of a Budget Impact Analysis (“BIA”) of the TearCare® System for the treatment of meibomian gland disease (“MGD”) associated dry eye disease in the United States. Key findings indicated that a 20% increase in market share of TearCare compared to prescription dry eye medications would yield an estimated annual savings of $36.87 per member per year across all plan members in a hypothetical health plan with one million covered lives. The study showed a direct relationship between increased utilization of TearCare in place of prescription medications and total costs savings from a U.S. payer perspective.

Management Commentary

“As we turn to 2025, we are focused on advancing our strategic initiatives, which include building commercial momentum in MIGS through a continued commitment to education and engagement with our customers, establishing equitable reimbursement for TearCare, and publishing new clinical and cost data to support the adoption and use of our portfolio of interventional technologies,” said Paul Badawi, Co-Founder and Chief Executive Officer of Sight Sciences. “While the MIGS market has been in flux for the last eighteen months, we believe the comprehensive procedure performed with OMNI, which is supported by our strong commercial presence, will continue to be a market-leading choice for surgeons treating their glaucoma patients. We are also excited about the TearCare market access opportunity for the millions of patients suffering from dry eye disease and our robust pipeline of interventional glaucoma and dry eye technologies, including an upcoming next generation OMNI release expected in the first half of 2025.”

Fourth Quarter 2024 Financial Results

Revenue for the fourth quarter of 2024 was $19.1 million, an increase of 2% compared to the same period in the prior year. Surgical Glaucoma revenue was $18.8 million, an increase of 9% compared to the same period in the prior year. This improvement was primarily driven by ordering accounts, which increased by 7%, and account utilization, which increased by 6%, compared to the same period in the prior year. Dry Eye revenue was $0.3 million, a decrease from $1.6 million in the same period in the prior year, primarily due to fewer SmartLids® sales, which was a result of the Company’s focus on achieving reimbursed market access for TearCare procedures instead of cash pay procedures.

Gross profit for the fourth quarter of 2024 was $16.6 million compared to $16.0 million in the same period in the prior year. Gross margin for the fourth quarter of 2024 was 87%, compared to 85% in the same period in the prior year, primarily due to a shift in product revenue mix towards higher margin Surgical Glaucoma revenue. Surgical Glaucoma gross margin in the fourth quarter of 2024 declined to 87%, compared to 88% in the same period in the prior year, primarily due to product mix shift. Dry Eye gross margin in the fourth quarter of 2024 declined to 51%, from 53% in the same period in the prior year, primarily due to higher overhead costs per unit as a result of lower production volumes, partially offset by higher average selling prices.

Total operating expenses were $28.5 million in the fourth quarter of 2024, representing a 5% increase compared to $27.1 million in the same period in the prior year, primarily due to higher personnel-related expenses, partially offset by lower legal expenses. Research and development expenses were $4.3 million in the fourth quarter of 2024 compared to $3.4 million in the same period in the prior year, representing a 25% increase. Selling, general, and administrative expenses were $24.2 million in the fourth quarter of 2024, compared to $23.7 million in the same period in the prior year, representing a 2% increase. Adjusted operating expenses1,2 were $24.4 million in the fourth quarter of 2024, up from $22.3 million in the same period in the prior year, representing a 9% increase.

Net loss was $11.8 million, or a loss of $0.23 per share, in the fourth quarter of 2024, compared to a net loss of $10.7 million, or a loss of $0.22 per share, in the same period in the prior year.

Full Year 2024 Financial Results

Revenue for full year 2024 was $79.9 million, a decrease of 1% compared to full year 2023. Surgical Glaucoma revenue was $75.9 million for full year 2024, an increase of 2% compared to full year 2023. Dry Eye revenue was $4.0 million for full year 2024, a decrease compared to $6.7 million in full year 2023.

Gross profit for full year 2024 was $68.3 million compared to $69.2 million in full year 2023 primarily due to higher overhead costs per unit on lower production volumes, offset by product revenue mix towards higher margin Surgical Glaucoma revenue. Gross margin for full year 2024 and full year 2023 was 85%. Surgical Glaucoma gross margin in full year 2024 of 88% was flat compared to full year 2023. Dry Eye gross margin in full year 2024 declined to 46%, from 55% in full year 2023, primarily due to higher overhead costs per unit as a result of lower production volumes.

Total operating expenses were $118.8 million in full year 2024, representing a 6% decrease compared to $126.4 million in full year 2023. The decrease was primarily due to lower personnel-related and legal expenses in the current period. Research and development expenses were $18.0 million in full year 2024 compared to $17.6 million in full year 2023, representing a 2% increase. Selling, general, and administrative expenses were $100.8 million in full year 2024, compared to $108.9 million in full year 2023, representing a 7% decrease. Adjusted operating expenses1,2 were $101.3 million in full year 2024, down from $110.3 million in full year 2023, representing an 8% decrease.

Net loss was $51.5 million, or a loss of $1.03 per share, for full year 2024, compared to a loss of $55.5 million, or a loss of $1.14 per share, for full year 2023.

Cash and cash equivalents totaled $120.4 million and total long-term debt was $40.0 million (before debt discount and amortized debt issuance costs) as of December 31, 2024, compared to $118.6 million and $35.0 million, respectively, as of September 30, 2024. Cash used in full year 2024 totaled $17.8 million, compared to $46.9 million of cash used in full year 2023, reflecting continued operational discipline and a substantial improvement in working capital. Cash used in full year 2024 included the closing of a new senior secured credit facility with Hercules Capital, Inc. and certain affiliates of Hercules with an initial $35.0 million drawn from the facility to refinance its prior senior credit facility, and an additional $5.0 million drawn in December 2024 for general corporate purposes.

2025 Financial Guidance

Sight Sciences expects its revenue for full year 2025 to range from $70.0 million to $75.0 million, representing a 6% to 12% decline compared to full year 2024 revenue. This guidance range reflects the expected impacts to the MIGS market associated with the new Medicare LCDs that became effective in most states in mid-November 2024, which restrict Medicare coverage for multiple MIGS procedures when performed at the same time as a cataract procedure. This guidance range also assumes revenue of approximately $1.0 million for the full year 2025 for the Dry Eye segment and does not contemplate achievement of positive reimbursement coverage or payment decisions for Dry Eye in full year 2025.

The Company expects adjusted operating expenses1,3 for full year 2025 to range from $105.0 million to $107.0 million, representing an increase of 4% to 6% compared to adjusted operating expenses for full year 2024. The estimated 2025 adjusted operating expenses reflect plans to invest in standalone pseudophakic Surgical Glaucoma market development, expand TearCare market access, and increase research and development, and do not assume expansion of the commercial Dry Eye team with achievement of positive reimbursement coverage or payment decisions.

The Company's full year 2025 financial guidance is forward-looking in nature, reflecting management’s expectations as of March 5, 2025, and is subject to significant risks and uncertainties that limit its ability to accurately forecast results. This outlook assumes no meaningful changes to the Company's business prospects or risks and uncertainties identified by management that could impact future results, which include, but are not limited to: changes to reimbursement coverage or payment decisions or reimbursement rates for our products, pricing pressure or changes in market share resulting from the evolving competitive landscape; the impact of tariffs on our products and the medical device industry generally; and disruptions to or increased costs associated with our supply chain, including as a result of having a limited number of suppliers.

1 “Adjusted operating expenses” is a financial measure not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”, and therefore such a measure, is a “non-GAAP financial measure”), and is calculated as operating expenses less stock-based compensation expense, depreciation and amortization, restructuring costs, and other one-time costs. Please see the “Non-GAAP Financial Measures” section below for additional information.

2 A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures has been provided in the table titled "Non-GAAP to GAAP Reconciliation" attached to this press release.

3 Consistent with Securities and Exchange Commission (“SEC”) regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that may be made to the Company’s GAAP financial measures in calculating the non-GAAP financial measures.

Non-GAAP Financial Measures

Certain non-GAAP financial measures, including adjusted operating expenses, are presented in this press release to provide information that may assist investors in understanding the Company's financial and operating results. The Company believes these non-GAAP financial measures are important performance indicators because they exclude items that are unrelated to, and may not be indicative of, the Company's core financial and operating results. These non-GAAP financial measures, as calculated, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call

Sight Sciences' management team will host a conference call today, March 5, 2025, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.sightsciences.com, on the Investors page in the News & Events section.

About Sight Sciences

Sight Sciences is an eyecare technology company focused on developing and commercializing innovative and interventional solutions intended to transform care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI® Surgical System is an implant-free glaucoma surgery technology (i) indicated in the United States to reduce intraocular pressure in adult patients with primary open-angle glaucoma; and (ii) CE Marked for the catheterization and transluminal viscodilation of Schlemm’s canal and cutting of the trabecular meshwork to reduce intraocular pressure in adult patients with open-angle glaucoma. Glaucoma is the world’s leading cause of irreversible blindness. The SION® Surgical Instrument is a bladeless, manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork. The Company’s TearCare® System is 510(k) cleared in the United States for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland disease (“MGD”), enabling clearance of gland obstructions by physicians to address the leading cause of dry eye disease. Visit www.sightsciences.com for more information.

Sight Sciences, the Sight Sciences logo, TearCare, SmartHub and SmartLids are trademarks of Sight Sciences registered in the United States. OMNI and SION are trademarks of Sight Sciences registered in the United States, European Union and other territories.

© 2025 Sight Sciences. All rights reserved.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include, but are not limited to, statements concerning our focus on advancing our strategic initiatives, including building commercial momentum in MIGS through a continued commitment to education and engagement with our customers, establishing equitable reimbursement for TearCare, and publishing new clinical and cost data supporting the adoption and use of our portfolio of interventional technologies; our belief that OMNI will continue to be a market-leading choice for surgeons treating their glaucoma patients; expected release of our next generation OMNI release in the first half of 2025; and our 2025 revenue and adjusted operating expenses guidance, and the primary factors impacting our ability to achieve our guidance.

These statements often include words such as "anticipate," "expect," “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. These forward-looking statements are subject to and involve numerous risks, uncertainties and assumptions, including those discussed under the caption “Risk Factors” in our filings with the SEC, as may be updated from time to time in subsequent filings, and you should not place undue reliance on these statements. These cautionary statements are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

Media contact:

pr@SightSciences.com

SIGHT SCIENCES, INC.

Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$120,357	$138,129
Accounts receivable, net of allowance for credit losses of $689 and $1,186 at December 31, 2024 and 2023, respectively	10,786	14,289
Inventory, net	6,325	7,849
Prepaid expenses and other current assets	2,306	2,604
Total current assets	139,774	162,871
Property and equipment, net	1,580	1,640
Operating lease right-of-use assets	935	1,458
Other noncurrent assets	550	682
Total assets	$142,839	$166,651
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,691	$1,731
Accrued compensation	9,680	4,528
Accrued and other current liabilities	4,097	3,774
Current portion - long-term debt, net	—	2,219
Total current liabilities	15,468	12,252
Long-term debt, net of current portion	39,356	31,708
Other noncurrent liabilities	492	2,476
Total liabilities	55,316	46,436
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 50,937,999 and 49,131,363 shares issued and outstanding as of December 31, 2024 and 2023, respectively	51	49
Additional paid-in-capital	433,769	414,956
Accumulated deficit	(346,297)	(294,790)
Total stockholders’ equity	87,523	120,215
Total liabilities and stockholders’ equity	$142,839	$166,651

SIGHT SCIENCES, INC.

Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenue	$19,074	$18,751	$79,866	$81,056
Cost of goods sold	2,513	2,776	11,581	11,881
Gross profit	16,561	15,975	68,285	69,175
Operating expenses:
Research and development	4,293	3,427	17,991	17,556
Selling, general and administrative	24,197	23,658	100,826	108,893
Total operating expenses	28,490	27,085	118,817	126,449
Loss from operations	(11,929)	(11,110)	(50,532)	(57,274)
Investment income	1,289	1,790	5,917	7,289
Interest expense	(1,161)	(1,351)	(4,662)	(5,408)
Loss on debt extinguishment	—	—	(1,962)	—
Other income (expense), net	(7)	(10)	(32)	(44)
Loss before income taxes	(11,808)	(10,681)	(51,271)	(55,437)
Provision for income taxes	38	10	236	110
Net loss and comprehensive loss	$(11,846)	$(10,691)	$(51,507)	$(55,547)
Net loss per share attributable to common stockholders, basic and diluted	$(0.23)	$(0.22)	$(1.03)	$(1.14)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	50,797,080	48,897,261	50,134,104	48,628,940

SIGHT SCIENCES, INC.

Gross Margin Disaggregation (Unaudited)

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenue
Surgical Glaucoma	$18,770	$17,152	$75,902	$74,310
Dry Eye	304	1,599	3,964	6,746
Total	19,074	18,751	79,866	81,056
Cost of goods sold
Surgical Glaucoma	2,364	2,022	9,448	8,830
Dry Eye	149	754	2,133	3,051
Total	2,513	2,776	11,581	11,881
Gross profit
Surgical Glaucoma	16,406	15,130	66,454	65,480
Dry Eye	155	845	1,831	3,695
Total	16,561	15,975	68,285	69,175
Gross margin
Surgical Glaucoma	87.4%	88.2%	87.6%	88.1%
Dry Eye	51.0%	52.8%	46.2%	54.8%
Total	86.8%	85.2%	85.5%	85.3%

SIGHT SCIENCES, INC.

GAAP to Non-GAAP Reconciliation (Unaudited)

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Operating expenses:
Total Operating expenses	$28,490	$27,085	$118,817	$126,449
Less: Stock-based compensation	(3,915)	(3,378)	(16,763)	(14,293)
Less: Depreciation & amortization	(176)	(190)	(712)	(645)
Less: Restructuring costs	—	(1,187)	—	(1,187)
Adjusted Operating Expenses(4)	24,399	22,330	101,342	110,324

4 Please see section titled "Non-GAAP Financial Measures" for additional information.

SIGHT SCIENCES, INC.

Supplemental Financial Measures (Unaudited)

	Three Months Ended December 31,
	2024	2023
Surgical Glaucoma active customers (5)	1,138	1,064
Dry Eye lid treatment units sold (6)	1,125	5,207
Dry Eye active customers (7)	83	327

5 “Surgical Glaucoma active customers” means the number of customers who ordered the OMNI Surgical System or the SION Surgical Instrument during the three months ended December 31, 2024 and 2023.

6 “Dry Eye lid treatment units sold” means the quantity of TearCare SmartLids® sold during the three months ended December 31, 2024 and 2023.

7 “Dry Eye active customers” means the number of customers who ordered lid treatment units during the three months ended December 31, 2024 and 2023.